AGREEMENT AND PLAN OF REORGANIZATION

This Plan and Agreement of Reorganization ("Plan"), is made this 1st day of May, 1996, between NDS Software, Inc., a Nevada corporation ("NDS"), Visual Listings, Inc., a California corporation ("VLI"), and John Giaimo and stockholders of VLI, being the owners of record of all of the issued and outstanding stock of VLI (hereinafter collectively called "Stockholders" and individually"Stockholder").

  Whereas NDS wishes to acquire and the Stockholders wish to transfer all of the issued and outstanding stock of VLI in a transaction intended to qualify as a reorganization within the meaning of IRC Section 368(a)(1)(B), as amended;

  Whereas, the parties hereto desire that VLI stock be exchanged for NDS stock on the date and at the time herein provided; and,

  Whereas, the parties hereto desire to set forth certain representations, warranties and covenants herein contained;

  Now, therefore, NDS and the Stockholders adopt this plan of reorganization upon the terms and conditions as follows:

                                    ARTICLE I

                                    Exchange

  1.1 Number of Shares. The Stockholders agree to transfer to NDS at the Closing 100,000 shares of the common stock of VLI, no par value, in exchange for an aggregate of 280,000 shares of voting common stock of NDS, $.001 par value per share, to be issued to the Stockholders at Closing in the numbers shown opposite their names in Exhibit "A". The Stockholders and VLI agree to retire or satisfy the notes payable by VLI to the Stockholders as set forth in VLI's balance sheet (totaling $134,500) dated December 31, 1995, with a portion of the NDS shares exchanged hereunder. In addition, NDS agrees to assume responsibility for the VLI trade debt & notes of approximately $65,000 - $105,000 as listed in VLI's balance sheet upon this Plan becoming effective.


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  1.2 Delivery of Certificates by Stockholders. The transfer of VLI shares by the Stockholders shall be effected at the Closing by the delivery to NDS of certificates representing the transferred shares endorsed in blank or accompanied by stock powers executed in blank, with all signatures guaranteed by a national bank and with all necessary transfer tax and other revenue stamps, acquired at the Stockholder's expense, affixed.

  1.3 Change in Conversion Ratio. NDS expects to register the shares of NDS shares exchanged herein during the last quarter of 1996 to allow such shares to be sold as free trading shares. At the time of such registration, if the market value of the NDS shares is below $2.50 per share, NDS will issue additional shares to the Stockholders equivalent to such value. In the event the number of shares as so determined results in fractional shares, said number will be rounded upward to the next higher whole number of shares.

  1.4 Restrictions on NDS Stock. The Stockholders acknowledge, and irrespective of any other term or provision herein, that the NDS stock exchanged hereunder is restricted stock and subject to Securities and Exchange Commission "Rule 144". No warranties or representations by NDS are made nor shall be implied herein that such restrictions will be removed except by compliance with the applicable requirements of Rule 144 or the Securities Act of 1933.

  1.5 Purchase Option. The Stockholders and VLI acknowledge that NDSis entering into this transaction with a concurrent expectation of obtaining additional capital financing, and that NDS has provided the Stockholders and VLI with all pertinent facts concerning the method and goals regarding NDS's capital finance plan. If, within three hundred sixty five (365) days from the execution hereof, NDSis unable to obtain additional capital financing in the amount of $1.5M, and upon written notice thereof by NDS, the parties agree that John Giaimo has the right to purchase 100% of the ownership of the VLI subsidarary in exchange for 280,000 shares of NDS common stock plus $25,000. This Purchase Option can only be exercised in the event NDSis not able to obtain the $1.5M financing within the 365 day period. This Purchase Option is void upon NDS obtaining the $1.5M financing. In the event NDS transfers or sells its

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investment in VLI, John Giaimo would have the first right of refusal to match any such offer within the five year period.

  1.6 Infusion of Capital into VLI. Additional capital shall be infused into VLI on a basis mutually agreeable between the Board of Directors of NDS and John Giaimo.

                                   ARTICLE II

                             Closing/Effective Date

  The Closing contemplated by Section 1.1 shall be held on May 8, 1996, at the principal offices of NDS, unless another place or time is agreed upon in writing by the parties. This Plan shall become effective upon the filing of the "Articles of Exchange" pursuant to applicable law and subject to the conditions set forth herein.

                                   ARTICLE III

            Representations and Warranties of the Stockholder and VLI

  3 1 Corporate Status. VLI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Califomia.

  3.2 Capitalization. The authorized capital stock of VLI consists solely of 1 Million shares of common stock, no par value, of which 100,00 shares are issued and outstanding, all fully paid and nonassessable, and the shares to be transferred at the Closing constitute all of the outstanding shares of VLI and VLI has issued no other shares.

  3.3 investment Intent. The Stockholders are acquiring the NDS shares to be transferred to them under this Agreement for investment and not with a view to the sale or distribution thereof, and the Stockholders have no commitment or present intention to sell or otherwise dispose of such stock.

  3.4 Financial Statements. All financial statements prepared by or on behalf of VLI and submitted to NDS and all books of account and records of VLI are true and correct, have been prepared in conformity with generally accepted accounting principles, correctly reflect


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valid transactions and values, and present a true and correct statement, as of their respective dates, of VLI's financial condition.

  3.5 Undisclosed Liabilities. VLI had no liabilities of any nature except to the extent reflected or reserved against VLI's latest financial statements attached hereto as Exhibit "B".

  3.6 Interim Changes. There has been no material adverse change in the condition of VLI since the date of the financial records submitted to NDS, except those arising from the normal and regular conduct of business of VLI.

  3.7 Litigation. There is no litigation or proceeding pending, or to Stockholder's knowledge threatened, against or relating to VLI, its properties or business, except as set forth in a list certified by the president of VLI and delivered to NDS.

  3.8 Title to Property. VLI has good and marketable title to all properties and assets, real, personal, and proprietary, and VLI's patents, patent applications, copyrights, trade-marks and trade-names are valid and in good standing wherever VLI sells products or services. VLI has not sold or granted any interest, whether in total or in part, in any of its properties described herein to any person or entity and the use of such properties do not conflict in any way with the trade-marks, trade-names, or other proprietary rights of any other person or entity. There are no liens, mortgages, pledge, or encumbrance with respect to the properties described herein.

  3.9 Title to Shares. The Stockholders are the owners, free and clear of liens and encumbrances, of the number of VLI shares which the Stockholders have contracted to exchange.

  3.10 Access to Books and Records. From the date of this Agreement to the Closing, the Shareholders will cause VLI (1) to give to NDS and its representatives full access during normal business hours to all of its offices, books, records, contracts, and other corporate documents and properties so that NDS may inspect and audit them, and (2) to furnish such information concerning VLI's properties and affairs as NDS may reasonably request.

  3.11 Confidentiality. Until the Closing (and permanently if there is no Closing), the Stockholders and their representatives will keep confidential any information which they obtain


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from NDS concerning its properties, assets, proprietary assets, and business.
If this transaction is not completed, the Stockholders will return to NDS all written matter with respect to NDS obtained by them in connection with the negotiation or consummation of this Agreement.

  3.12 Corporate Authority. VLI has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, and will deliver to NDS at the Closing a certified copy of resolutions of its Board of Directors authorizing execution of this Agreement by its officers and performance thereunder. This Agreement constitutes a valid and binding obligation of VLI and performance hereunder will not violate any provision of VLI's Articles of Incorporation, Bylaws, or other agreements or commitments.

                                   ARTICLE IV

                      Representations and Warranties of NDS

  4.1 Corporate Status. NDS is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.

  4.2 Capitalization. The authorized capital stock of NDS consists solely of 50 million shares of common stock, nominal par value, of which 3,829,848 shares are issued and outstanding. The NDS stock to be issued to Stockholders hereunder will, upon the issuance thereon, be duly and validly issued, all fully paid and nonassessable.

  4.3 Annual Reports. NDS has heretofore delivered to the Stockholders true and correct copies of its annual reports and consolidated financial statements for each year. There have been have been no material adverse changes in the condition of NDS, except those arising from the normal and regular conduct of business of NDS, since the date of the financial documents provided by NDS.

  4.4 Investment Intent. NDS is acquiring the VLI shares to be transferred to it under this Agreement for investment and not with a view to the sale or distribution thereof, and NDS has no commitment or present intention to liquidate VLI or to sell or otherwise dispose of its stock.

  4.5 Corporate Authority. NDS has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, and will deliver to the Stockholders at the Closing a certified copy of resolutions of its Board of Directors authorizing execution of this Agreement by its officers and performance thereunder. This Agreement constitutes a valid and binding obligation of NDS and performance hereunder will not violate any provision of NDS's Articles of Incorporation, Bylaws, or other agreements or commitments.

  4.6 Access to Books and Records. From the date of this Agreement to the Closing, NDS will (1) give to the Stockholders and their representatives full access during normal business hours to all of its offices, books, records, contracts, and other corporate documents and properties so that the Stockholders may inspect and audit them, and (2) furnish such information concerning NDS's properties and affairs as the Stockholder may reasonably request.

  4.7 Confidentiality. Until the Closing (and permanently if there is no Closing), NDS will keep confidential any information which they obtain regarding VLI concerning its properties, assests, proprietary assets, and business. If this transaction is not completed, NDS will return to VLI or the Stockholders as appropriate, all written matter with respect to VLI obtained by NDS in connection with the negotiation or consummation of this Agreement.


                                    ARTICLE V

                       Actions of Parties Pending Closing

  5.1 Approvals. Within 7 days from the date of this Plan, or such longer period as the parties shall agree upon in writing, this Plan shall be submitted for approval and adoption by the holders of NDS and VLI Common Shares if and as may be required by and pursuant to the applicable provisions of the laws of the States of Nevada and California. If this Plan shall be so approved and adopted, NDS and VLI shall, subject to the provisions herein, immediately proceed to effectuate this Plan. If this Plan shall not be so approved and adopted, it shall without further action by the parties, other than certification to the other constituent corporation of the results of the vote by the Secretary or Clerk, as the case may be, of the constituent corporation the Stockholders of which shall not have approved or adopted this Plan,


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be canceled without liability from either party to the other in accordance with Paragraph 12.2 herein.

  5.2 Conduct Business. Prior to the Closing and pending the effective date hereof, neither VLI, NDS, nor the Stockholders, without the prior written consent of the other parties, will declare or pay any dividend on any shares of its capital stock in excess of the amount paid thereon in the preceding calendar quarter year, or make any other distribution of its assets, except in the ordinary course of business, or increase the number of its shares of capital stock outstanding except by reason of the conversion or redemption of presently outstanding Class A Preferred Stock or Class B Convertible Stock of NDS. The record dates for determining the holders of VLI Common Shares and the holders of NDS Common Shares entitled to receive such dividends as the Board of Directors of VLI and the Board of Directors of NDS, respectively, may, subject to the preceding sentence, declare prior to the Closing, shall be the date hereof, and no other dates.

  5.3 Due Diligence. Subsequent to the execution of this Plan and prior to Closing, the parties to this Agreement shall be responsible for their own due diligence with regard to the extent and cost thereof; provided, however, that the parties shall disclose all information necessary to comply with the terms and provisions otherwise set forth in this Agreement.

                                   ARTICLE VI

                              Articles of Exchange

  Upon the approval and adoption of this Plan as provided in Article V, and subject to the any other provisions herein, Articles of Exchange complying with the applicable provisions of the laws of the States of Nevada and California, as applicable, shall be duly executed by the appropriate officers of NDS and VLI and shall be filed with the appropriate offices of the States of Nevada and California. Immediately upon the completion of such filings, this Plan shall become effective

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                                   ARTICLE VII

                             Directors and Officers

  7.1 Directors and Officers of NDS. Upon this Plan becoming effective, the Directors and Officers of NDS shall be the same as the Directors and Officers of NDS in office immediately prior to this Plan, and their respective terms of office shall not be changed, except that John Giaimo shall be appointed as the fifth Director of the Board of Directors of NDS.

  7.2 Directors and Officers of VLI. Upon this Plan becoming effective, the Directors and Officers of VLI shall be determined according to the Articles of Incorporation or Bylaws of VLI, or as amended, except that John Giaimo shall remain as President of VLI pursuant to a five (5) year employment agreement mutually agreeable to NDS and John Giaimo. In addition, Mr. Brian Donnelly shall be offered a continuing role as advisor to VLI subject to an employment agreement mutually agreeable to NDS and John Giaimo.

                                  ARTICLE VIII

                           Conditions Precedent - NDS

  All obligations of NDS under this agreement are subject, at NDS's option, to the fulfillment, before or at the Closing, of each of the following conditions:

  8.1 Representations and Warranties True at Closing. The Stockholders' representations and warranties contained in this Agreement shall be deemed to have been made again at and as of the Closing and shall then be true in all material respects.

  8.2 Due Performance. The Stockholders shall have performed and complied with all the terms and conditions required by this Agreement to be performed or complied with by them before the Closing.

  8.3 Opinion of Counsel. The Stockholders shall have delivered to NDS an opinion of VLI's legal counsel, dated as of the Closing, to the effect that (1) the representations in Article III, Paragraphs 3.1, 3.2, 3.4 through 3.9, and 3.12, are correct and that counsel knows of no inaccuracy in the representations; and (2) the stock certificates, stock powers, and other instruments delivered to NDS at the Closing are proper in form and substance, are validly issued, fully paid, and nonassessable, and will vest in NDS good title to all of the issued and outstanding shares of capital stock of VLI, free and clear as to all liens, charges, and encumbrances, and not subject to any adverse claim.

  8.4 Books and Records. The Stockholders shall have caused VLI to make available to NDS all books and records of VLI as requested by NDS, including minute books and stock transfer records.

  8.5 Revocation of Prior Authorizations. The Stockholders shall have delivered to NDS certified copies of resolutions of VLI's Board of Directors revoking as of the Closing all prior authorization, powers of attorney, designations, and appointments relating to the signing of checks, borrowing of funds, access to corporate safe-deposit boxes and other similar matters, to the extent requested by NDS.

  8.6 Resignations. There shall have been delivered to NDS the signed resignations of such directors of VLI as NDS shall request, dated as of the Closing.

  8.7 Officer's Certificate. NDS shall have been furnished with a certificate signed by the President and Secretary of VLI, dated as of the Closing, certifying that there has been no material adverse change in the financial condition, business, or properties of VLI.

                                   ARTICLE IX

                   Conditions Precedent- Stockholders and VLI

  All obligations of the Stockholders and VLI under this agreement are subject, at the Stockholder's and VLI's option, to the fulfillment, before or at the Closing, of each of the following conditions:

  9.1 Representations and Warranties True at Closing. ~DS's representations and warranties contained in this Agreement shall be deemed to have been made again at and as of the Closing and shall then be true in all material respects.

  9.2 Due Performance. NDS shall have performed and complied with all the terms and conditions required by this Agreement to be performed or complied with by it before the Closing.

  9.3 Officer's Certificate. NDS shall have been furnished with a certificate signed by the President and Secretary of NDS, dated as of the Closing, certifying that there has been no material adverse change in the financial condition, business, or properties of NDS.

                                    ARTICLE X

                                 Indemnification

  10.1 Indemnification by the Stockholders. The Stockholders agree to indemnify, defend, and hold NDS harmless from and against any loss, damage, or expense, including attorney's fees, suffered or arising from (1) any breach by the Stockholders of this Agreement, or (2) any inaccuracy in or breach of any of the representations, warranties, or covenants by the Stockholders herein, provided, however, that NDS shall give notice of any claims hereunder within twenty-four months beginning on the date of the Closing. No loss, damage, or expense shall be deemed to have been sustained by NDS to the extent of insurance proceeds paid to, or tax benefits realizable by NDS or VLI as a result of the event giving rise to such right to indemnification.

  10.2 Indemnification by the Stockholders and VLI. The Stockholders, VLI, and John Giaimo personally, agree to indemnify, defend, and hold NDS harmless from and against any loss, damage, or expense, including attorney's fees, suffered or arising from that certain obligation identified as a deferred income item in VLI's balance sheet dated December 31, 1995, and described as the deposit from First Franklin in the amount of $176,600. The parties acknowledge that this item has been categorized as non-collectible and NDS intends to write off such item as may be recommended by VLI.

  10.3 Indemnification by NDS. NDS agrees to indemnify, defend, and hold the Stockholders harmless from and against any loss, damage, or expense, including attorney's fees, suffered or arising from (1) any breach by NDS of this Agreement, or (2) any inaccuracy in or breach of any of the representations, warranties, or covenants by NDS herein.

  10.4 Defense of claims. Upon obtaining knowledge thereof, the indemnified party shall promptly notify the indemnifying party of any claim which has given or could give rise to a right of indemnification under this Agreement. If the right of indemnification relates to a claim asserted by a third party against the indemnified party, the indemnifying party shall have the right to employ counsel acceptable to the indemnified party to cooperate in the defense of any such claim. If the indemnifying party does not elect to defend any such claim, the indemnified party shall have no obligation to do so.


                                   ARTICLE XI

                                 Non-competition

  The Stockholders agree that for a period of five (5) years from the Closing, they will not directly or indirectly solicit business from, engage in business with, or divert business from any of VLI's current or future customers, and that they will not participate as a shareholder, partner, employee, consultant, or otherwise in any enterprise engaging in activities that would violate this
Article if engaged in by them directly. The Stockholders acknowledge and confirm that this covenant is made to induce NDS to enter into this Agreement and is required by NDS for the purpose of preserving the business and goodwill of VLI for the benefit of NDS. This provision will become null & void in the event Mr. Giaimo exercises his purchase option as reflected in section 1.5 of this agreement. The Stockholders and NDS represent and confirm that no part of the NDS shares to be issued under this Agreement have been allocated to this covenant and that no separate consideration or value for this covenant had been otherwise agreed upon by the parties, and they agree that they will not take any position in their federal income tax returns that is inconsistent with this representation.

                                   ARTICLE XlI

                               General Provisions

  12.1 Notice of Claims. Each of the parties hereto shall give the other immediate notice of any claim, event or transaction which would or does materially and adversely affect the business, properties, operations or financial condition of the constituent corporations.

  12.2 Termination. This Agreement may be terminated: (1) by mutual consent in writing; (2) by either the Stockholders of NDS if there has been a material breach of any warranty or covenant by other parties; or (3) by either the Stockholders of NDS if the Closing shall not have taken place, unless adjourned by mutual consent in writing by the date set forth in Article II herein. In the event of termination or abandonment of this Plan, each party shall pay the costs and expenses incurred by it in connection with this Agreement and no party shall be liable to any other party for any cost, expense, damage, or loss of anticipated profits whatsoever incurred or claimed, and the obligations and liabilities assumed hereunder shall be released, except as otherwise provided herein.

  12.3 No Other Rights in Third Parties. Except as otherwise expressly provided in this Plan, nothing expressed or implied in this Plan is intended, or shall be construed, to confer upon or to give any person, firm or corporation, other than NDS and VLI and their respective Stockholders, any rights or remedies under or by reason of this Plan.

  12.4 Notice. Notices to or for the respective parties shall be given in writing and delivered in person or mailed by certified or registered mail, addressed to the respective party at the address as set out below, or at such other address as either party may elect to provide in advance in writing, to the other party:

  NDS Software, Inc.                         Visual Listings, Inc.
  Greg Johnson, President                    John Giaimo, President
  2241 Park Place, Suite E                   2745 Saturn Street
  Minden, NV 89423                           Brea, CA 92621

  12.5 Governing Law. This Plan shall be construed and governed by the laws of the State of Nevada and jurisdiction shall vest exclusively in the Ninth Judicial District Court in and for the State of Nevada, located in Douglas County. The parties acknowledge and agree that this Agreement is executed and to be performed in Douglas County, State of Nevada.

  12.6 Surrender of Rights. Upon the Closing, the holders of VLI Common Shares shall cease to have any rights in respect of the stock, except such rights, if any, as they may have under the Corporation Laws of the State of California and except as otherwise provided herein.

  12.7 Further Assurances. At any time, and from time to time, after the Closing, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

  12.8 Waiver. Any failure on the part of either party hereto to comply with any of their obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

  12.9 Brokers. Each of the parties represents to the other parties that no broker or finder has acted for them in connection with this Agreement and agrees to indemnify and hold harmless the other parties against any fee, loss, or expense arising out of claims by brokers or finders employed or alleged to have been employed by such party.

  12.10. Assignment. This Agreement and all of the terms and conditions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their heirs, executors, administrators, successors, and assigns; provided, however, that assignment by either party of its rights under this Agreement without the written consent of the other party shall be null and void.

  12.11 Entire Agreement This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto and contains all of the covenants and agreements between the parties with respect to this matter. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be binding. Any modification of this Agreement will be effective only if it is in writing, signed by the party to be charged specifically referencing this Agreement.

  12.12 Interpretation. Whenever possible, each provision ofthisAgreement shall be interpreted in such manner as to be valid and effective under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

  IN WITNESS WHEREOF, the parties have executed and have caused the respective corporate seals to be affixed on this Agreement the day and year first above written.

NDS SOFTWARE, INC., a                        VISUAL LISTINGS, INC., a
Nevada Corporation,                          California Corporation,

By:/s/ GREG JOHNSON                          By:/s/ JOHN GIAIMO
-------------------------                    ----------------------------
GREG JOHNSON                                 JOHN GIAIMO
President                                    President


STOCKHOLDER                                  STOCKHOLDER

/s/ John Giaimo                              /s/ Brian Donnelly
-------------------------                    ----------------------------
John Giaimo                                  Brian Donnelly


STOCKHOLDER

/s/ Melinda Giaimo
-------------------------
Melinda Giaimo